Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated July 30, 2018 (September 14, 2018 as to retrospective adoption of revenue standards under ASC 606 described in Note 2(o), November 30, 2018 as to the convenience translation described in Note 2(h), and December 19, 2018 as to the effect of stock split described in Note 9) relating to the consolidated financial statements of Jiayin Group, Inc., its subsidiaries and variable interest entities (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the translation of Renminbi amounts to United States dollar amounts and retrospective adoption of revenue standards under ASC 606), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

February 6, 2019